Exhibit 21
UNITED RENTALS, INC. & SUBSIDIARIES
The entities that are indented are subsidiaries of the entity under which they are indented. Except as otherwise indicated, 100 percent of the voting equity of each of the subsidiaries listed below is owned by its parent.

Name of Company	Jurisdiction of Incorporation

UNITED RENTALS, INC. (f/k/a United Rentals Holdings, Inc.)	Delaware

A. United Rentals (North America), Inc. (f/k/a UR Merger Sub Corporation)	Delaware

1. United Rentals Highway Technologies Gulf, LLC (f/k/a United Rentals Highway Technologies Gulf, Inc.)	Delaware

(a) United Rentals of Canada, Inc.	Ontario

2. United Rentals (Delaware), Inc.	Delaware

3. United Rentals Realty, LLC (United Rentals (North America), Inc. is the sole member and United Rentals, Inc. is the manager)	Delaware

4. United Rentals Receivables LLC II (United Rentals (North America), Inc. is the sole member and United Rentals, Inc. is the manager)	Delaware

5. United Rentals International B.V.	Netherlands

(a) United Rentals UK Limited	United Kingdom

(b) United Rentals S.A.S.	France

(c) United Rentals B.V.	Netherlands

(d) United Rentals GmbH	Germany

(e) United Rentals Belgium BV	Belgium

6. United Rentals PR, Inc.	Puerto Rico

7. United Rentals U.S. Australasia Holdings, Inc	Delaware

(a) United Rentals Asia Pacific Holdings Pty Ltd	Australia

(i) United Rentals Australia Pty Ltd (d/b/a Royal Wolf Australia, a United Rentals Company)	Australia

(ii) United Rentals New Zealand (d/b/a Royal Wolf New Zealand, a United Rentals Company)	New Zealand

8. Southern Frac, LLC	Texas

B. Harbor Point Insurance Company	Connecticut